February 20, 1996



Merrill Lynch Variable
Series Funds, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Gentlemen:

            We  have  acted as counsel
to Merrill Lynch  Variable Series
Funds, Inc. (the "Fund") in connection
with the  sale  of its  seventeen
classes of shares of common  stock
(the  "Common Stock")  pursuant to
the Distribution Agreement between
the  Fund and  Merrill  Lynch  Funds
Distributor, Inc.  (the  "Distribution
Agreement").  You have asked us to
furnish certain legal opinions in
connection  with the filing of a notice
(the "Notice")  under Rule 24f-2 of the
Investment Company Act of 1940, as
amended (the "Act").

           For purposes of the opinions
expressed in this letter, we  have
examined  the  Articles of
Incorporation,  as  amended through
the  date  hereof, the Distribution
Agreement  and  such other  documents
and questions of law as we have deemed
necessary or  advisable.   As to relevant
matters of fact, we  have  relied upon
such documents as we deemed
appropriate.

            Based  on  the foregoing, we are
of the opinion  that when  (a) the 6,811,139
shares of the Fund's Reserve Assets  Fund
Common  Stock referred to in paragraph
10 of the Notice; (b)  the 3,880,829  shares
of  the Fund's Prime Bond  Fund  Common
Stock referred  to  in  paragraph 10 of the
Notice; (c)  the  5,980,682 shares  of  the
Fund's  High Current Income  Fund
Common  Stock referred  to  in  paragraph
10 of the Notice; (d)  the  3,628,361 shares
of the Fund's Equity Growth Fund Common
Stock referred  to in  paragraph 10 of the
Notice; (e) the 2,793,165 shares  of  the
Fund's  Quality Equity Fund Common Stock
referred to in paragraph 10  of  the Notice;
(f) the 474,971 shares of the Fund's  Natural
Resources Focus Fund Common Stock
referred to in paragraph 10  of the  Notice;
(g)  the  1,290,613 shares of the  Fund's
Flexible Strategy  Fund Common Stock
referred to in paragraph  10  of  the Notice;
(h) the 2,201,026 shares of the Fund's
American Balanced Fund Common Stock
referred to in paragraph 10 of the Notice;
(i) the  111,267,159 shares of the Fund's
Domestic Money Market  Fund Common
Stock referred to in paragraph 10 of the
Notice; (j)  the 2,383,467 shares of the
Fund's Global Strategy Focus Fund
Common Stock  referred to in paragraph
10 of the Notice; (k) the 481,318 shares
of  the  Fund's  World Income  Focus
Fund  Common  Stock referred to in
paragraph 10 of the Notice; (l) the 782,432
shares of  the Fund's Global Utility Focus
Fund Common Stock referred to in
paragraph 10 of the Notice; (m) the
7,762,209 shares  of  the Fund's  Basic
Value  Focus  Fund Common  Stock
referred  to  in paragraph  10  of  the
Notice; (n) the 2,540,187  shares  of  the
Fund's  International Equity Focus Fund
Common Stock referred  to in  paragraph
10 of the Notice; (o) the 937,367  shares
of  the Fund's  International  Bond  Fund
Common  Stock  referred  to  in paragraph
10  of  the Notice; (p) the 2,173,331
shares  of  the Fund's Intermediate
Government Bond Fund Common Stock
referred to in paragraph 10 of the Notice
and (q) the 2,555,725 shares of the Fund's
Developing  Capital  Markets  Focus  Fund
Common   Stock referred  to in paragraph
10 of the Notice were sold during the fiscal year ended December 31, 1995 pursuant to the Distribution Agreement in reliance upon registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the shares referred to in clauses (a), (b), (c),
(d),  (e), (f), (g), (h), (i), (j), (k), (l), (m), (n),
(o),  (p) and (q) were legally issued, fully
paid and non-assessable.

Very truly yours,



/s/ Rogers & Wells